Exhibit 4(viii)

SIXTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT AND NOTES

      THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND NOTES (this "Amendment"), effective as of April 5, 2005, is made by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association, formerly known as Firstar Bank,

N. A., successor by merger to Firstar Bank Missouri, National Association, formerly known as Mercantile Bank National Association ("U.S. Bank"), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, formerly known as First Union National Bank ("Wachovia"), FIFTH THIRD BANK (SOUTHERN INDIANA), a Michigan banking corporation ("Fifth Third"), and OLD NATIONAL BANK, a national banking association ("Old National," and collectively with U.S. Bank, Wachovia and Fifth Third referred to herein as the "Banks"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, formerly known as Firstar Bank, N. A., a national banking association, successor by merger to Firstar Bank Missouri, National Association, formerly known as Mercantile Bank National Association, in its capacity as agent for the Banks (in such capacity, "Agent"), and SHOE CARNIVAL, INC., an Indiana corporation ("Borrower").

WITNESSETH:

      WHEREAS, the Banks, Agent and Borrower are parties to the Amended and Restated Credit Agreement dated as of April 16, 1999, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of March 24, 2000 made by and among Borrower, Agent and the Banks, by the Second Amendment to Amended and Restated Credit Agreement dated as of November 8, 2000 made by and among Borrower, Agent and the Banks, by the Third Amendment to Amended and Restated Credit Agreement dated as of March 18, 2002, by the Fourth Amendment to Amended and Restated Credit Agreement dated as of March 12, 2003, and by the Fifth Amendment to Amended and Restated Credit Agreement dated as of April 5, 2004, made by and among Borrower, Agent and the Banks (as amended, the "Agreement"), pursuant to which the Banks have agreed to loan Borrower such sums, not to exceed $70,000,000.00 outstanding at any one time, as Borrower may request from time to time, which obligations of Borrower to Banks are presently evidenced by the Agreement and by the "Notes" (as defined in the Agreement);

      WHEREAS, Borrower, Agent and Banks wish to further amend the Agreement and the Notes to extend the term thereof, to change certain covenants contained in the Agreement and to make certain other revisions to the Agreement and the Notes as hereinafter set forth;

      NOW, THEREFORE, in order to effect such amendments and in consideration of the premises herein set forth, Borrower, Agent and Banks agree as follows:

      1.      The definitions of "Attorneys' Fees", "Banks", "Domestic Business Day", "Notes", "Pro Rata Share" and "Term" set forth in Section 1.01 of the Agreement are deleted and replaced with the following:

     ""Attorneys' Fees" shall mean (a) the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent (including, without limitation, attorneys and paralegals who are employees of Agent or are employees of any affiliate of Agent) from time to time in connection with the negotiation, preparation, execution and/or administration of this Agreement and/or any of the other transaction documents and (b) the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent or any Bank (including, without limitation, attorneys and paralegals who are employees of Agent or any Bank or are employees of any affiliate of Agent or any Bank) (i) in connection with the preparation, negotiation or execution of any amendment, modification, extension, renewal and/or restatement of, and/or any waiver or consent with respect to, this Agreement or any of the other transaction documents, (ii) in connection with the enforcement of this Agreement and/or any of the other transaction documents, (iii) in connection with any Default or Event of Default under this Agreement, (iv) to represent Agent or any Bank in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Agent, any Bank, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other transaction documents, Borrower, any other Obligor or any Subsidiary (but excluding any such fees, costs, charges and/or expenses incurred with respect to a dispute between Agent and any one or more Banks or with respect to disputes between one or more Banks), and/or (v) to enforce any of the rights and/or remedies of Agent or any Banks to collect any of the Borrower's Obligations; provided, that all such Attorneys' Fees shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Agent or Banks, which may be higher than the rates such attorneys (and all paralegals, accountants and other staff employed by such attorneys) charge Agent or Banks in certain matters."

     ""Banks" shall mean U.S. Bank National Association, formerly known as Firstar Bank, N. A., the successor by merger with Firstar Bank Missouri, National Association, formerly known as Mercantile Bank National Association, and its successors and assigns, Old National Bank and its successors and assigns, Wachovia Bank, National Association, a national banking association, formerly known as First Union National Bank, and its successors and assigns, and Fifth Third Bank (Southern Indiana), a Michigan banking corporation, and its successors and assigns."

     ""Domestic Business Day" shall mean any day except a Saturday, Sunday or legal holiday observed by Agent or any Bank."

     ""Notes" mean the amended and restated promissory notes of Borrower in the form of Exhibits A, B, C and D attached to that certain Sixth Amendment to Amended and Restated Credit Agreement and Notes dated April 5, 2005, evidencing the obligation of Borrower to repay the Loans and amounts outstanding under any Reimbursement Agreements."

     ""Pro Rata Share" shall mean the pro rata share of loans to be made by each of the Banks hereunder or of other amounts to be shared between Banks, which shall be 30.71429% for U.S. Bank National Association, 17.14285% for Old National Bank, 30.71429% for Wachovia Bank, National Association, and 21.42857% for Fifth Third Bank (Southern Indiana)."

     ""Term" means the period from the Effective Date up to and including April 30, 2007, unless after receipt of the annual audited financial statements required to be provided under Section 5.1(a)(i), any Bank decides in its sole discretion that the 2004 annual audited financial statements are materially different from the 2004 financial statements prepared by Borrower, then, in such instance "Term" shall mean the period from the Effective Date up to and including April 30, 2006; except that (i) all, but not less than all, of the Banks may, in their sole discretion, extend such Term for additional one-year periods by notifying Borrower of each such extension at least twelve (12) months prior to the expiration of the then current Term end of their intention to extend the Term by an additional year; and (ii) Agent may terminate Banks' obligations hereunder at any time prior to such stated maturity date or any extension thereof pursuant to Article 6 herein."

         2.        All references set forth in the Agreement to "LaSalle Bank" are deleted and replaced with "Fifth Third Bank."

         3.       The definition of "Eurodollar Business Day" set forth in Section 1.01 of the Agreement are deleted and replaced with the following:

         ""New York Banking Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York."

         All references set forth in the Agreement to "Eurodollar Business Day" are deleted and replaced with "New York Banking Day."

         4.        The definition of "Interest Period" set forth in Section 1.01 of the Agreement is deleted and replaced with the following:

         ""Loan Period" means the period commencing on the advance date of the applicable LIBOR Loan and ending on the numerically corresponding day 1, 2, 3 or 6 months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period."

         All references set forth in the Agreement to "Interest Period" are deleted and replaced with "Loan Period."

         5.        The following new definitions of "Interest Differential," "LIBOR Rate," and "Money Market" shall be added to Section 1.01 of the Agreement in appropriate alphabetical order:

         ""Interest Differential" shall mean that sum equal to the greater of zero (0) or the financial loss incurred by a Bank resulting from prepayment, calculated as the difference between the amount of interest such Bank would have earned (from like investments in the Money Markets as of the first day of the applicable LIBOR Loan(s)) had prepayment not occurred and the interest such Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment."

         ""LIBOR Rate" shall mean (a) the LIBOR Margin plus (b) the 1, 2, 3 or 6 month LIBOR rate quoted by Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two (2) New York Banking Days prior to commencement of any Loan Period), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation."

         ""Money Market" shall mean one or more wholesale funding markets available to and selected by a Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others."

         6.       The definition of "Eurocurrency Loans" set forth in Section 1.01 of the Agreement is deleted and replaced with the following:

         ""LIBOR Loans" shall mean any Loan, or any advance under or any portion of any Loan, bearing interest based on the LIBOR Rate."

         All references set forth in the Agreement to "Eurocurrency Loans" are deleted and replaced with "LIBOR Loans."

         7.       All references set forth in the Agreement to "Eurocurrency Margin" are deleted and replaced with "LIBOR Margin."

         8.       Sections 2.4 (a) and 2.4 (b) of the Agreement are deleted and replaced with the following:

         "SECTION 2.04 Duration of Loan Periods and Selection of Interest Rates.

(a)      The duration of the initial Loan Period for each LIBOR Loan shall be as specified in the applicable Notice of Borrowing. Borrower shall elect the duration of each subsequent Loan Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Loan Period (and Borrower shall have the option (i) in the case of any Prime Loan, to elect that such Loan become a LIBOR Loan and the Loan Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such Loan become a Prime Loan), by giving notice of such election to Agent by 12:00 p.m. (St. Louis time) on the Domestic Business Day of, in the case of the election of the Prime Rate, and by 10:00 a.m. (St. Louis time) at least two (2) New York Banking Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Loan Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of Agent and Banks under Section 6 of this Agreement, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Prime Loan into a LIBOR Loan. If Agent does not receive a notice of election for a Loan pursuant to this Section 2.04 (a) within the applicable time limits specified herein, Agent may at any time after the end of the Loan Period convert any LIBOR Loan to a Prime Loan, but until such conversion, the funds advanced under such LIBOR Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Loan prior to the end of the Loan Period.

(b)      [RESERVED]"

         9.       Section 2.10 of the Agreement is deleted and replaced with the following:

         "SECTION 2.10 Funding Losses. Notwithstanding any provision contained in this Agreement to the contrary, if (a) Borrower shall make any payment of principal with respect to any LIBOR Loan on any day other than the last day of the Loan Period applicable thereto, whether as a result of a scheduled payment, a voluntary prepayment, a mandatory prepayment, maturity, acceleration or otherwise, (b) any LIBOR Loan is converted to a Prime Loan on any day other than the last day of the Loan Period applicable thereto or (c) Borrower fails to borrow or pay any LIBOR Loan after notice has been given to by Borrower to Agent in accordance with Section 2.2, 2.4, 2.8 (b) or otherwise, contemporaneously with each such payment, conversion or failure to borrow or pay, Borrower shall reimburse each Bank on demand for any Interest Differential."

10.       The first sentence of Section 2.5(b) of the Agreement is deleted and replaced with the following:

"Each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Loan Period applicable thereto at an annual rate equal to the LIBOR Rate."

         11.       Section 2.11 of the Agreement is deleted and replaced with the following:

         "SECTION 2.11 Computation of Interest and Fees.

         Interest on Prime Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Loan Period from and including the first day hereof to but excluding the last day hereof."

         12.       The Note of Borrower payable to the order of U.S. Bank shall hereafter be amended and restated in the form of that Note attached to this Amendment as Exhibit A and incorporated herein by reference. The Note of Borrower payable to the order of Old National shall hereafter be amended and restated in the form of that Note attached to this Amendment as Exhibit B and incorporated herein by reference. The Note of Borrower payable to the order of Wachovia Bank, National Association shall hereafter be amended and restated in the form of that Note attached to this Amendment as Exhibit C and incorporated herein by reference. The Note of Borrower payable to the order of Fifth Third Bank (Southern Indiana) shall hereafter be amended and restated in the form of that Note attached to this Amendment as Exhibit D and incorporated herein by reference.

         13.       Borrower hereby represents and warrants to Agent and to Banks that:

         (a)      The execution, delivery and performance by Borrower of this Amendment are within the corporate powers of Borrower, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental or regulatory body, agency or official. The execution, delivery and performance by Borrower of this Amendment do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, and Borrower is not now in default under or in violation of, the terms of the Articles of Incorporation or Bylaws of Borrower, any applicable law, any rule, regulation, order, writ, judgment or decree of any court or governmental or regulatory agency or instrumentality, or any agreement or instrument to which Borrower is a party or by which it is bound or to which it is subject;

         (b)      This Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms; and

         (c)      As of the date hereof, all of the covenants, representations and warranties of Borrower set forth in the Agreement are true and correct and no "Event of Default" (as defined therein) under or within the meaning of the Agreement, as hereby amended, has occurred and is continuing.

         14.       The Agreement, as hereby amended, and the Notes, as hereby amended, are and shall remain the binding obligations of Borrower, and except to the extent amended by this Amendment, all of the terms, provisions, conditions, agreements, covenants, representations, warranties and powers contained in the Agreement and the Notes shall be and remain in full force and effect and the same are hereby ratified and confirmed. This Amendment amends the Agreement and is not a novation thereof.

         15.       All references in the Agreement to "this Agreement" and to the "Notes" and any other references of similar import shall henceforth mean the Agreement or the Notes, as the case may be, as amended by this Amendment. All references in the Notes or other documents to "the Agreement" and to the "Notes" and any other references of similar import shall henceforth mean the Agreement or the Notes, as the case may be, as amended by this Amendment.

         16.       This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign, transfer or delegate any of its rights or obligations hereunder.

         17.       This Amendment is made solely for the benefit of Borrower, Agent and Banks as set forth herein, and is not intended to be relied upon or enforced by any other person or entity.

         18.       ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE AGREEMENT AS AMENDED BY THIS AMENDMENT AND/OR ANY OF THE OTHER TRANSACTION DOCUMENTS. TO PROTECT BORROWER AND BANK FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER AND BANK COVERING SUCH MATTERS ARE CONTAINED IN THE AGREEMENT AS AMENDED BY THIS AMENDMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AS AMENDED BY THIS AMENDMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER AND BANK, EXCEPT AS BORROWER AND BANK MAY LATER AGREE IN WRITING TO MODIFY THEM.

         19.       This Amendment shall be governed by and construed in accordance with the internal laws of the State of Missouri.

         20.       In the event of any inconsistency or conflict between this Amendment and the Agreement or the Notes, the terms, provisions and conditions of this Amendment shall govern and control.

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         IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the day and year first above written.

SHOE CARNIVAL, INC.

By: /s/ W. Kerry Jackson

W. Kerry Jackson, Executive Vice President, Chief Financial Officer and Treasurer

Commitment:	U.S. BANK NATIONAL ASSOCIATION
Facility A: $21,500,000.00 (30.71429%)

By: /s/ Karen Meyer

Karen Meyer, Vice President

U.S. BANK NATIONAL ASSOCIATION, as Agent

By: /s/ Karen Meyer

Karen Meyer, Vice President

Commitment:	OLD NATIONAL BANK
Facility A: $12,000,000.00 (17.14285%)

By: /s/ Darren Spainhoward

Title: Vice President

Commitment:	WACHOVIA BANK, NATIONAL ASSOCIATION
Facility A: $21,500,000.00 (30.71429%)

By: /s/ Mimi Howard

Title: Senior Vice President

Commitment:	FIFTH THIRD BANK (SOUTHERN INDIANA)
Facility A: $15,000,000.00 (21.42857%)

By: /s/ Dwight Hamilton

Title: Senior Vice President